Exhibit 99.1

RPM Director Edward B. Brandon to Retire,
David A. Daberko Nominated for Election to Board of Directors

MEDINA, OH – July 17, 2007 – RPM International Inc. (NYSE: RPM) announced today that Edward B. Brandon, 75, plans to retire from the board of directors at the annual meeting of stockholders to be held on October 4, 2007. Mr. Brandon’s retirement is in accordance with the company’s informal director retirement policy. To fill the vacancy that will be created by Mr. Brandon’s retirement, the board of directors has nominated David A. Daberko, 61, to stand for election as a director at the upcoming annual meeting.

Mr. Daberko is chairman of the board and chief executive officer of National City Corporation, one of the nation’s largest financial holding companies. Headquartered in Cleveland, Ohio, the company has $140 billion in total assets and offices throughout the Midwest and Florida. He is a member of the board of directors of OMNOVA Corporation and Marathon Oil. He also serves on the executive committee and board of trustees of Case Western Reserve University, University Hospitals Health System and the Greater Cleveland Partnership. He earned a bachelor’s degree from Denison University and a master’s degree in business administration from Case Western Reserve University.

“Dave Daberko was nominated for election to the RPM board for his vast knowledge of capital markets, acquisition skills and experience in running a large complex organization,” said Frank C. Sullivan, president and chief executive officer. “We expect that he will serve the interests of RPM’s stockholders well in the coming years.”

“When Ed Brandon joined the RPM board nearly two decades ago, we had only $445 million in sales, said Mr. Sullivan. “His expertise in financial markets and common sense approach to governance and business issues has played a large role in growing RPM to sales of more than $3 billion today. On behalf of the board, our associates and stockholders, I would like to express our great appreciation to Ed for his longstanding service and counsel to RPM.”

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer, at 330-273-5090 or ktompkins@rpminc.com.

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